UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Federal-Mogul Holdings Corporation

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April 29, 2014

Dear Stockholder:

On behalf of the board of directors, you are cordially invited to attend the 2014 Annual Meeting of Stockholders of Federal-Mogul Holdings Corporation to be held on July 9, 2014 at 10:00 a.m. (Eastern Time) at Federal-Mogul Holdings Corporation Headquarters, 26555 Northwestern Highway, Southfield, Michigan 48033.

The attached proxy statement provides you with detailed information about the annual meeting. We encourage you to carefully read the entire proxy statement. You may also obtain more information about Federal-Mogul Holdings Corporation from documents we have filed with the Securities and Exchange Commission.

We are delivering our proxy statement and annual report this year under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We will mail to our stockholders, on or about May 30, 2014, a notice containing instructions on how to access our proxy materials. The proxy statement includes instructions on how you can receive a paper copy of the proxy materials.

You are being asked at the annual meeting to elect directors, to approve the company’s executive compensation, and transact any other business properly brought before the meeting.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning the proxy card provided. Instructions regarding all three voting methods are contained on the notice and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

Rainer Jueckstock	Daniel A. Ninivaggi
Co-Chief Executive Officer	Co-Chief Executive Officer

This proxy statement is first being made available to stockholders electronically via the Internet on or about May 30, 2014.

Important Notice Regarding The Availability Of Proxy Materials For The Annual Meeting Of Stockholders To Be Held On July 9, 2014

The company’s proxy statement for the 2014 Annual Meeting of Stockholders of Federal-Mogul Holdings Corporation and the annual report to stockholders for the fiscal year ended December 31, 2013, are available at www.federalmogul.com.

FEDERAL-MOGUL HOLDINGS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 9, 2014

10:00 a.m. Eastern Time

To the Stockholders of Federal-Mogul Holdings Corporation:

The 2014 Annual Meeting of Stockholders of Federal-Mogul Holdings Corporation will be held on July 9, 2014, 10:00 a.m. (Eastern Time), at Federal-Mogul Holdings Corporation Headquarters, 26555 Northwestern Highway, Southfield, Michigan 48033. The annual meeting is being held for the following purposes:

1.	to elect nine (9) directors, each for a term of one year;

2.	the approval, on an advisory basis, of compensation of our named executive officers; and

3.	to conduct such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on May 13, 2014. A list of stockholders entitled to vote at the meeting, and at any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 26555 Northwestern Highway, Southfield, Michigan 48033 during the ten days prior to the meeting and also at the meeting.

Your vote is important and all stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares over the Internet, via the toll-free telephone number or by completing, signing and dating the proxy card, as described in the enclosed materials. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy by telephone, Internet or mail. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Brett D. Pynnonen Senior Vice President, General Counsel and Corporate Secretary

April 29, 2014

FEDERAL-MOGUL HOLDINGS CORPORATION

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

Note Regarding this Proxy Statement

On April 15, 2014, Federal-Mogul Corporation completed a holding company reorganization (the “Reorganization”). As a result of the Reorganization, the outstanding shares of Federal-Mogul Corporation common stock were automatically converted on a one-for-one basis into shares of Federal-Mogul Holdings Corporation common stock, and all of the stockholders of Federal-Mogul Corporation immediately prior to the Reorganization automatically became stockholders of Federal-Mogul Holdings Corporation. The rights of stockholders of Federal-Mogul Holdings Corporation are generally governed by Delaware law and Federal-Mogul Holdings Corporation’s certificate of incorporation and bylaws, which are the same in all material respects as those of Federal-Mogul Corporation immediately prior to the Reorganization. In addition, the board of directors of Federal-Mogul Holdings Corporation and its Audit Committee and Compensation Committee are composed of the same members as the board of directors, Audit Committee and Compensation Committee of Federal-Mogul Corporation prior to the Reorganization.

In connection with the Reorganization, pursuant to an Agreement and Plan of Merger, dated as of April 14, 2014, Federal-Mogul Holdings Corporation assumed the Federal-Mogul Corporation 2010 Stock Incentive Plan (the “Plan”) and the Stock Appreciation Rights Agreements in effect as of the effective time of the Reorganization. Outstanding awards under the Plan continued in effect in accordance with the terms and conditions of the Plan and applicable awards, except that Federal-Mogul Holdings Corporation common stock was substituted for Federal-Mogul Corporation common stock.

Information presented in this Proxy Statement for the period prior to the effective time of the Reorganization on April 15, 2014 refers to Federal-Mogul Corporation and information for the period after the effective time of the Reorganization on April 15, 2014 refers to Federal-Mogul Holdings Corporation. In addition, references in this Proxy Statement to the “Company,” “Federal-Mogul,” “we,” “us,” “our” refer to Federal-Mogul Corporation for the period prior to the effective time of the Reorganization on April 15, 2014 and to Federal-Mogul Holdings Corporation for the period after the effective time of the Reorganization on April 15, 2014.

Annual Meeting

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Federal-Mogul Holdings Corporation will be held at Federal-Mogul Holdings Corporation Headquarters, 26555 Northwestern Highway, Southfield, Michigan 48033, on July 9, 2014, at 10:00  a.m. (Eastern Time).

Record Date

The date fixed to determine stockholders entitled to receive notice of and to vote at the Annual Meeting is the close of business on May 13, 2014.

Notice of Electronic Availability of Proxy Statement and Annual Report; Householding

As permitted by the rules of the United States Securities and Exchange Commission (the “SEC”), Federal-Mogul is making its proxy materials, which include this proxy statement and the accompanying proxy card, notice of meeting and annual report to stockholders, available to its stockholders electronically via the Internet. We will mail to our stockholders on or about May 30, 2014 a notice (the “Notice”) containing instructions on how to access and review our proxy materials. The Notice also contains instructions as to how to submit your proxy via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to the Company. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, please contact Broadridge at the above telephone number or address.

Purposes of the Annual Meeting

The Annual Meeting is being held for the following purposes:

•	to elect nine (9) directors, each for a term of one year;

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	to conduct such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

Proxy Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, fax, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Information about Voting

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	By Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

•	By Mail—You can vote by completing, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on July 8, 2014.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you provide your proxy by Internet or telephone or execute and return your proxy card by mail but provide no specific instructions with respect to the proposals, your shares will be voted FOR our board of director’s (the “Board”) nominees named in this proxy statement and FOR the approval, on an advisory basis, of the compensation of our named executive officers.

We do not intend to bring any matters before the Annual Meeting except those indicated in the Notice of Annual Meeting and we do not know of any matter which anyone else intends to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering to Brett D. Pynnonen, our Senior Vice President, General Counsel and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a valid, later dated proxy by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting to revoke your proxy).

If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or if you have obtained a legal proxy from such entity giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

Outstanding Shares

On the record date, there will be 150,029,244 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of our voting securities outstanding and each share of common stock is entitled to one vote per share.

Quorum

A quorum is established when a majority of shares entitled to vote is present at the Annual Meeting, either in person or by proxy. Abstentions are counted for purposes of determining whether a quorum is present but broker non-votes will not be counted. See “—Voting.”

Voting

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting. The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the annual approval, on an advisory basis, of the compensation of the Company’s named executive officers. Because this is an advisory vote, it will not be binding on the Company or our Board. However, our Board and our Compensation Committee may consider the voting results when making future decisions regarding executive compensation. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote your shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. If you hold your shares in street name, the bank, broker or other nominee that holds the stock will not be able to vote your shares unless you have provided voting instructions. Shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on certain matters results in “broker non-votes” and leads to the consequences set forth in the following paragraph. Please note that brokers and nominees cannot vote on their clients’ behalf in “non-routine” proposals, such as election of directors or the approval, on an advisory basis, of the compensation of the Company’s named executive officers. There are no “routine” matters on the agenda at the Annual Meeting for which banks, brokers or other nominees may exercise their voting discretion.

The inspector of elections will treat abstentions as shares of common stock that are present and entitled to vote for purposes of determining a quorum but broker non-votes will not be counted for purposes of determining a quorum. Withhold votes and broker non-votes will have no effect on the outcome of the vote for the election of directors. Abstentions are considered present and entitled to vote with respect to the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal and accordingly, will have no effect on this proposal.

Voting Results

The results of the voting at the 2014 Annual Meeting will be reported on Form 8-K and filed with the SEC within four business days after the date of the Annual Meeting.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Nine (9) directors are to be elected at the Annual Meeting, each of whom shall hold office until the next annual meeting of stockholders. The persons listed below, each of whom is currently a director of the Company, have been nominated by the Board for election as directors. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. In connection with the Reorganization, each of the members of the board of directors of Federal-Mogul Corporation were elected as members of the Board of Federal-Mogul Holdings Corporation.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the nine (9) nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board to fill the vacancy. The term of office of each person elected as a director will continue until our next annual meeting of stockholders in 2015 or until a successor has been elected and qualified.

The Board unanimously recommends that you vote FOR the election of each of the nine (9) nominees to the Board set forth below.

Set forth below is certain biographical information regarding the nominees as of May 13, 2014.

Name	Age	Position	Director Since
Carl C. Icahn	78	Non-Executive Chairman of the Board	2007
Sung Hwan Cho(1)	40	Director	2012
Thomas W. Elward(4)	65	Director	2014
George Feldenkreis	78	Director	2008
Hunter C. Gary(2)	40	Director	2012
Rainer Jueckstock	54	Co-Chief Executive Officer and Director	2012
J. Michael Laisure(3)	62	Director	2008
Daniel A. Ninivaggi	49	Co-Chief Executive Officer and Director	2010
Neil S. Subin(4)	49	Director	2007

(1)	Chairman of the Compensation Committee
(2)	Member of the Compensation Committee
(3)	Chairman of the Audit Committee
(4)	Member of the Audit Committee

Director Qualification Standards

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our stockholders. In evaluating candidates for nomination as a director of Federal-Mogul, the Board also considers other criteria, including current or recent experience as a senior executive of a public company or as a leader of another major complex organization; business and financial expertise; experience as a director of a public company; current or prior automotive industry experience; independence; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, in composing a well-rounded board of directors, we look for those individuals who would bring a variety of complementary skills to allow formation of a board that possesses the appropriate skills and experience to oversee our business. One or more of our directors must possess the education or experience required to qualify as an audit committee financial expert. Listed below are our nominees and their biographies, and for each nominee, we summarize why we believe that nominee is qualified to serve on our Board.

Nominees

Carl C. Icahn

Mr. Carl C. Icahn has served as non-executive chairman of the Board since January 2008 and as a director since December 2007. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire Holding Corporation, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; President and a member of the executive committee of XO Holdings, Inc., a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003; and chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, since 1994. Mr. Icahn was previously: a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars from June 2004 until November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010; a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010; a director of Voltari Corporation, a mobile data services provider, from April 2008 to January 2010; a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009; a director of WCI Communities, Inc., a homebuilding company, from August 2007 to September 2009. Mr. Icahn received his B.A. from Princeton University.

The Board has concluded that Mr. Icahn should serve as a director and as the Chairman of the Board because of his significant business experience and leadership roles serving as a director in various companies noted above. Additionally, Mr. Icahn is uniquely qualified based on his history of creating value in companies across multiple industries. Mr. Icahn has proven to be a successful investor and business leader for more than 40 years.

Sung Hwan Cho

Mr. Cho has served as a director of the Company since May 2012. Mr. Sung Hwan Cho has served as Chief Financial Officer of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises G.P. Inc. since October 2006. Mr. Cho has been a director of: American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since September 2013; CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises L.P. since September 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012; XO Holdings, Inc., a competitive provider of telecom services, since August 2011; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011; WestPoint Home LLC, a home textiles manufacturer, since January 2008; PSC Metals Inc., a metal recycling company, since December 2006; and Viskase Companies, Inc., a meat casing company, since November 2006. Mr. Cho was previously a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. CVR Refining GP, LLC, CVR Energy, Inc., CVR Partners LP, Icahn Enterprises, XO Holdings, Inc., American Railcar Industries, Inc., WestPoint Home LLC, PSC Metals Inc. and Viskase Companies, Inc. each are indirectly controlled by Carl C. Icahn. Mr. Icahn also had a non-controlling interest in Take-Two Interactive Software Inc. through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

The Board has concluded that Mr. Cho should serve as a director due to his extensive experience providing strategic advice and guidance to the companies listed above and his financial expertise.

Thomas W. Elward

Mr. Elward has served as a director of the Company since April 2014. Previously, Mr. Elward served as the President and Chief Executive Officer of CMS Enterprises, a wholly owned subsidiary of CMS Energy, an energy holding company, from 2003 to 2008. Mr. Elward also previously served in various management roles with CMS Generation, a subsidiary of CMS Enterprises, from 1998 until 2008. He currently serves as a director of Sparta Acquisition Company, a special purpose entity of Borealis Infrastructure Funds, an international investor in infrastructure projects. He previously served as a director of Dynegy, Inc., a provider of wholesale power, capacity and ancillary services, from 2011 to 2012, including as Chairman of the Board from December 2011 until September 2012, and as a director of the CMS Energy Foundation. Additionally, Mr. Elward currently serves as a director and member of the executive committee of the Foundation Board of the Detroit Society of St. Vincent de Paul. Mr. Elward received a B.S. in Chemical Engineering, summa cum laude, from the University of Detroit and a M.S. in Nuclear Engineering from the University of Illinois. He also has completed the executive management program as an alumnus of the Harvard Business School.

The Board has concluded that Mr. Elward is qualified to serve as a director of the Company due to his management experience with the companies listed above, including his extensive international experience in such capacities, his strong technical background and his prior public company board experience.

George Feldenkreis

Mr. Feldenkreis has served as a director of the Company since February 2008. Mr. Feldenkreis founded Perry Ellis International, Inc. (“Perry Ellis”), a designer, distributor and licensor of apparel and accessories for men and women, in 1967. He has been involved in all aspects of the operations of Perry Ellis since that time and served as president and a director of Perry Ellis until February 1993, at which time he was elected chairman of the board and chief executive officer. Prior to founding Perry Ellis, he founded Carfel, Inc. (“Carfel”), a major distributor of automatic transmission parts, standard clutch parts and timing components to the aftermarket, where he served as president until its sale in 2001. He is a member of the board of directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, a member of the board of directors of the American Apparel and Footwear Association and is a trustee of the University of Miami.

The Board has concluded that Mr. Feldenkreis should serve as a director because of his entrepreneurial vision and corporate experience gained when founding and operating companies with international operations. His tenure as the chief executive officer of Perry Ellis and automotive aftermarket experience with Carfel enables him to understand the complex business and financial issues that our Company may face and provide strategic insight to the Board and Company leadership.

Hunter C. Gary

Mr. Gary has served as a director of the Company since October 2012. Mr. Gary has served as Senior Vice President of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since November 2010. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC (now known as Insight Portfolio Group LLC). Mr. Gary has been a director of: Herbalife Ltd., a nutrition company, since April 2014; Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, since February 2014, and as President and Chief Executive Officer of Cadus since March 2014; Viskase Companies Inc., a meat casing company, since August 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, Inc., a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011; American Railcar Industries, Inc., a railcar manufacturing company, since January 2008; Voltari Corporation, a mobile data services provider, since October 2007; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Viskase Companies Inc., PSC Metals Inc., XO Holdings, Inc., Tropicana Entertainment Inc., American Railcar Industries, Inc. and WestPoint Home LLC each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Cadus, Herbalife and Voltari Corporation through the ownership of securities. Additionally, Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

The Board has concluded that Mr. Gary should serve as a director because of his business experience with the companies listed above and his financial expertise.

Rainer Jueckstock

Mr. Jueckstock has served as Co-Chief Executive Officer and a director of the Company and Chief Executive Officer of the Powertrain Segment since April 2012. Mr. Jueckstock joined the Company in 1990, and has served as senior vice president, powertrain energy; senior vice president, powertrain operations; senior vice president, pistons, rings and liners; vice president, rings and liners; operations director, piston rings, Europe; and managing director of the Friedberg, Germany operation. He also was sales director for rings and liners, Europe; finance controller in Burscheid, Germany; and finance manager in Dresden, Germany. Since February 2013, Mr. Jueckstock also serves on the board of directors of PLEXUS Corp.

The Board has concluded that Mr. Jueckstock should serve as a director because of his global automotive industry experience and leadership in the roles described above, including his significant experience with the Company.

J. Michael Laisure

Mr. Laisure has served as a director of the Company since February 2008. Since August 2007, Mr. Laisure has served as the Chief Executive Officer of Fluid Routing Solutions, Inc. (“Fluid Routing”), an automotive supplier that designs and manufactures fluid and fuel handling systems, which was formerly known as Mark IV Industries, Inc. Fluid Routing filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009. Mr. Laisure served from December 2006 through July 2007 as President of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Mr. Laisure has served as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since January 2006. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation (“Dana”), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s automotive systems group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

The Board has concluded that Mr. Laisure should serve as a director because of his global automotive industry experience and leadership roles in the various automotive companies noted above.

Daniel A. Ninivaggi

Mr. Ninivaggi has served as a director of the Company since March 2010 and as Co-Chief Executive Officer and Chief Executive Officer of the Vehicle Components Solutions Segment since February 2014. Mr. Ninivaggi was President of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, from April 2010 to February 2014, and its Chief Executive Officer from August 2010 to February 2014. From January 2011 to May 2012, Mr. Ninivaggi served as the Interim President and Interim Chief Executive Officer of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, including most recently as Executive Vice President and Chief Administrative Officer from 2006 to 2009. Lear Corporation filed for bankruptcy in July 2009 and emerged in November 2009. Mr. Ninivaggi served as Of Counsel to Winston & Strawn LLP from July 2009 to March 2010. Mr. Ninivaggi has been a director of: CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises, since March 2012; and Tropicana Entertainment Inc., since January 2011. Mr. Ninivaggi was previously a director of: American Railcar Industries, Inc., a railcar manufacturing company, from June 2013 to February 2014; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to February 2014; CVR Partners LP, a nitrogen fertilizer company, from May 2012 to February 2014; PSC Metals Inc., a metal recycling company, from April 2012 to February 2014; WestPoint Home LLC, a home textiles manufacturer, from February 2012 to February 2014; Viskase Companies, Inc., a meat casing company, from June 2011 to February 2014; XO Holdings, a competitive provider of telecom services, from August 2010 to February 2014; Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions, from December 2010 to May 2012; and CIT Group Inc., a bank holding company, from December 2009 to May 2011. Icahn Enterprises, American Railcar Industries, CVR Refining, CVR Energy, CVR Partners, PSC Metals, WestPoint Home, Viskase Companies, XO Holdings and Tropicana Entertainment are each indirectly controlled by Carl C. Icahn. Mr. Icahn previously had interests in Lear, Motorola Mobility and CIT Group through the ownership of securities. Mr. Ninivaggi received a B.A. in History from Columbia University in 1986, a Masters of Business Administration from the University of Chicago in 1988 and a J.D. from Stanford Law School in 1991.

The Board has concluded that Mr. Ninivaggi should serve as a director because of his experience as chief executive of a diversified holding company engaged in numerous industries, is experience as a director of various public companies and his background in the automotive industry.

Neil S. Subin

Mr. Subin has served as a director of the Company since December 2007. Mr. Subin founded and is Chairman of Broadbill Investment Partners LP, a private investment fund, since 2011. Prior to forming Broadbill Investment Partners, LP, Mr. Subin founded and was managing director and president of Trendex Capital Management, a private investment fund, since 1991. Prior to forming Trendex Capital Management, Mr. Subin was a private investor from 1988 to 1991 and was an associate with Oppenheimer & Co. from 1986 to 1988. Mr. Subin also serves on the board of directors of the following companies: Hancock Fabrics, Inc.; Institutional Financial Markets, Inc.; and Phosphate Holdings, Inc.

The Board has concluded that Mr. Subin should serve as a director because of his financial acumen and ability to identify intrinsic value in companies other investors may overlook. In addition, his leadership skills and prior experience enables him to understand the complex business and financial issues that our Company may face and guide the Company to effectively respond to such challenges.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 2)

In accordance with the annual frequency adopted by our stockholders at our 2011 annual meeting and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay” vote.

As disclosed in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The goals of the Company’s executive compensation program are to:

•	Attract and retain key leadership; and

•	Motivate leaders to perform in the interest of promoting the Company’s sustainable global profitable growth in order to create value and satisfaction for the Company’s stockholders, customers and employees.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Compensation Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•	Annual and long-term incentive plans that incentivize management to generate sustainable global profitable growth as measured by certain performance objectives; and

•	Equity incentive plans that optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of the plan participants to those of the Company’s stockholders.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that Federal-Mogul’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures).”

The “say-on-pay” vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, our Board and our Compensation Committee may consider the voting results when making future decisions regarding executive compensation.

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of its named executive officers as disclosed in this proxy statement.

CORPORATE GOVERNANCE

Director Independence and Controlled Company Status

Our common stock is listed on the NASDAQ Global Select Market, and NASDAQ’s standards and definitions relating to director independence apply to us. Our Board has determined that four of our current directors, Messrs. Elward, Feldenkreis, Laisure and Subin, each of whom is also a nominee for director at the Annual Meeting, and our former director, James H. Vandenberghe, who served as director during 2013, are independent under these standards and definitions. Our Board considered several factors in determining that Messrs. Elward, Feldenkreis, Laisure, Subin and Vandenberghe are independent. The Board did not assign any particular weight or importance to any single factor but rather considered them as a whole. After considering all relevant information, our Board concluded that none of Messrs. Elward, Feldenkreis, Laisure, Subin and Vandenberghe had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ’s standards and definitions for independence. As described below, Mr. Icahn is our principal beneficial stockholder. Each of Messrs. Cho and Gary and our former directors, Vincent J. Intrieri and Samuel J. Merksamer, who served as directors during all or a portion of 2013, are employed by and/or otherwise affiliated with Mr. Icahn or entities controlled by Mr. Icahn. Messrs. Jueckstock and Ninivaggi are our current Co-Chief Executive Officers.

From February 25, 2008, and through the date of this proxy statement, Mr. Icahn, our principal beneficial stockholder and the chairman of our Board, controlled more than 50% of the voting power of our common stock. See “Security Ownership of Certain Beneficial Owners and Management” below. Consequently, we are a “controlled company” under applicable NASDAQ rules. Under these rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the Board consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the Board by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter and (iii) our Compensation Committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies.

Board of Directors’ Meetings and Committees

Our Board held six (6) meetings during the fiscal year ended December 31, 2013. During 2013, each director attended at least 75% of the meetings of the Board and each committee on which they served.

All of our directors are invited to attend our annual meetings of stockholders, and in 2013, one director attended.

Our standing committees are our Audit Committee and our Compensation Committee. We have in the past and may in the future establish special committees under the direction of the Board when necessary to address specific issues.

Audit Committee

Our audit committee (“Audit Committee”) meets formally at least once every quarter and more often if necessary. Our Board has adopted a written charter for our Audit Committee. That charter conforms to applicable rules and regulations of the SEC and NASDAQ. A copy of the Audit Committee charter is publicly available on our web site at www.federalmogul.com under the heading “Company” and the sub-heading “Corporate Governance”.

Messrs. Elward, Laisure, and Subin are the members of our Audit Committee, and Mr. Vandenberghe served as a member of the Audit Committee during 2013. Mr. Elward was appointed as a member of the Audit Committee in April 2014. Our Board has determined that Messrs. Elward, Laisure, and Subin each qualify as an “audit committee financial expert”, as defined by applicable SEC rules, and that they satisfy NASDAQ’s financial sophistication standards. Our Board has also determined that Messrs. Elward, Laisure, and Subin are “independent” under applicable SEC and NASDAQ rules and standards.

Our Audit Committee held four (4) meetings during the fiscal year ended December 31, 2013.

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Audit Committee Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee of the Board is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. It also is responsible for oversight of “whistle-blowing” procedures, approving transactions with related persons and certain other compliance matters. As noted above, the Audit Committee is currently comprised of Messrs. Elward, Laisure, and Subin, each a non-employee director, and operates under a written charter which was last amended by our Board on July 29, 2009. Our Board has determined that all members of the Audit Committee are independent as defined in the NASDAQ Stock Exchange listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the annual report on Form 10-K for the fiscal year ended December 31, 2013, as well as the report of management and the opinion thereon of Grant Thornton, Federal-Mogul’s independent registered public accounting firm for the year ended December 31, 2013, regarding Federal-Mogul’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Grant Thornton the matters required to be discussed by the standards of by Statement on Auditing Standards No. 61 as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), the rules of the SEC, and other applicable regulations, which include, among other items, matters related to the conduct of the audit of Federal-Mogul’s financial statements. The Audit Committee has also received written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence and has discussed with Grant Thornton its independence from Federal-Mogul.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Federal-Mogul’s audited financial statements be included in Federal-Mogul’s annual report on Form 10-K for the fiscal year ended December 31, 2013, and filed with the SEC on February 20, 2014.

This report is submitted by Messrs. Elward, Laisure, and Subin, being all of the members of the Audit Committee.

AUDIT COMMITTEE

J. Michael Laisure, Chairman
Thomas W. Elward
Neil S. Subin

Compensation Committee

Messrs. Cho and Gary are the members of our compensation committee (“Compensation Committee”). Our Compensation Committee held three (3) meetings during the fiscal year ended December 31, 2013. The Compensation Committee operates under a written charter. However, as discussed above under “Director Independence and Controlled Company Status,” our Compensation Committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies and is not comprised of independent directors.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Summary of Director Compensation” and “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the fiscal year ended December 31, 2013, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

Board Oversight of Risk Management

Our Board, primarily through the Audit Committee, oversees the Company’s risk management practices. Our directors are entitled to rely on management and the advice of the Company’s outside advisors and auditors, but must at all times have a reasonable basis for such reliance. Our directors rely on the Co-Chief Executive Officers and Chief Financial Officer to supervise the day-to-day risk management, each of whom provide reports directly to the Board and certain committees, as appropriate. Risks, threats and risk mitigation plans and philosophies are reported to our Co-Chief Executive Officers and Chief Financial Officer in weekly staff meetings. Any material risks reported to the Co-Chief Executive Officers are communicated to our Audit and Compensation Committees regularly and a formal presentation is made to the Audit Committee on an annual basis.

Risk Considerations in Our Compensation Program

Our management conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our leadership structure separates the positions of Chairman of the Board (or Chairman) and Co-Chief Executive Officers. Mr. Carl C. Icahn serves as our Chairman and Messrs. Rainer Jueckstock and Daniel A. Ninivaggi serve as our Co-Chief Executive Officers. The division of responsibilities between the Chairman and the Co-Chief Executive Officers is clearly defined. The Chairman is responsible for organizing the board of directors and setting its agenda and priorities. The Chairman does not participate in our day-to-day business operations. Messrs. Jueckstock and Ninivaggi, as our Co-Chief Executive Officers, are directly charged with running our day-to-day operations and are accountable directly to the Board, including the Chairman, for our financial and operational performance. We believe that this leadership structure is appropriate as it enhances our corporate governance and Company oversight by clearly delineating responsibilities between the Co-Chief Executive Officers and Chairman.

Stockholder Communications with Directors

Stockholders may contact the Board of the Company by writing to it c/o Investor Relations, Federal-Mogul Holdings Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033. All communications addressed to the Board will be delivered to the Board. If stockholders desire, they may contact individual members of the Board, our non-employee or independent directors as a group, or a particular committee of the Board by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Code of Ethics

The Company has adopted the Federal-Mogul Holdings Corporation Financial Code of Ethics (the “Code of Ethics”), which applies to the Company’s Co-Chief Executive Officers, Chief Financial Officer, Controller and Chief Accounting Officer, other executive officers and certain members of the Company’s financial functions. The Code of Ethics is publicly available on the Company’s internet website at www.federalmogul.com. The Company intends to disclose any change to or waiver of the Code of Ethics, including any implicit waiver, on its website, or in a report on Form 8-K.

Director Nominations

Other than the qualities noted in the “Director Qualification Standards” section included in Proposal One above, we do not maintain a formal policy with respect to the review of potential nominees to our Board. All of our directors participate in the review of potential nominees to our Board for the qualities noted in the “Director Qualification Standards” section, as well as for diversity of experience, education, and talents. As a result of his control of a majority of our outstanding common stock, Mr. Icahn may control the election of all of the members of our Board. Our Board has therefore deemed it appropriate not to form a standing nominating committee because of the influence exercisable by Mr. Icahn in the nomination and in light of Mr. Icahn’s and the Board’s review of potential nominees.

The Board may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2015 annual meeting of stockholders, it must follow the procedures described below in “Stockholder Proposals and Recommendations for Director”.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2013.

2013 Director Compensation

Name	Fees Earned or Paid in Cash	All Other Compensation		Total
Carl C. Icahn	$0	$180,000	(1)	$180,000	(1)
Sung Hwan Cho	0	0		0
George Feldenkreis	58,000	0		58,000
Hunter C. Gary	0	0		0
Vincent J. Intrieri	0	0		0
J. Michael Laisure	63,500	0		63,500
Samuel J. Merksamer	0	0		0
Daniel J. Ninivaggi	0	0		0
Neil S. Subin	52,000	0		52,000
James H. Vandenberghe	82,500	0		82,500

(1)	Mr. Icahn, as Chairman of the Board of Federal-Mogul, received compensation in 2013 in the amount of $180,000, representing the incremental cost to Federal-Mogul of his personal use of the Federal-Mogul corporate aircraft. Mr. Icahn received no other compensation or fees from Federal-Mogul in 2013. The calculation of incremental cost for personal use of corporate aircraft includes the variable costs incurred as a result of personal flight activity which are comprised of a portion of ongoing maintenance and repairs, aircraft fuel, airport fees, catering, and fees and travel expenses for the flight crew. The personal use of the corporate aircraft by the Chairman was approved by the Board and the Compensation Committee of Federal-Mogul.

Summary of Director Compensation

In 2013, non-employee directors (except Messrs. Icahn, Cho, Gary, Intrieri, Merksamer and Ninivaggi who do not receive fees for serving on the Board) were compensated with an annual retainer of $35,000; $1,500 for each Board meeting attended; and $1,000 for each committee meeting attended. In addition, the Chairman of the Audit Committee is paid an additional $20,000 per year. Directors are also reimbursed for their expenses incurred to attend meetings.

The Company has a policy which governs the use of Company aircraft and provides, among other things, that Company aircraft may be used by the Chairman of the Board for personal use subject to certain restrictions. Use of the Company aircraft by the Chairman of the Board for personal travel was contingent upon the Chairman receiving no fees or other compensation for service on the Board or any committee of the Board and receipt of a written commitment from the Chairman agreeing not to receive any fees or compensation for such service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned by all persons known by the Company to own beneficially more than 5% of the Company’s common stock, the Company’s directors, the named executive officers, and the directors and officers as a group, as of May 13, 2014. The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. The percentage calculations set forth in the table are based on 150,029,244 shares of common stock outstanding on May 13, 2014 rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC.

Name and address(1)	Beneficial Ownership(2)		Percent of Class
IEH FM Holdings, LLC	121,111,976	(3)	80.73%
Mario Gabelli	7,521,713	(4)	5.01%
Sung Hwan Cho	—		—
Thomas W. Elward	—		—
George Feldenkreis	60,000		*
Hunter C. Gary	—		—
Alan Haughie	—		—
Carl C. Icahn	121,111,976	(5)	80.73%
Rainer Jueckstock	31,641		*
J. Michael Laisure	—		—
Samuel J. Merksamer	—		—
Daniel A. Ninivaggi	—		—
Scott P. Pepin	—		—
Brett D. Pynnonen	—		—
Jerome Rouquet	—		—
Rajesh K. Shah	—		—
Neil S. Subin	—		—
Markus Wermers	—		—
All directors and officers as a group, 25 persons	121,203,617		80.79%

*	Represents less than 1% of the outstanding common stock

(1)	Unless otherwise set forth in the following footnotes to the table, the address of each beneficial owner is c/o Federal-Mogul Holdings Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes options and warrants that are exercisable within 60 days of May 13, 2014. Percentages for each beneficial owner are based on 150,029,244 shares outstanding as of the close of business on May 13, 2014. Shares issuable upon exercise of outstanding options and warrants are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite such stockholder’s name.
(3)	Based solely upon information contained in a Schedule 13D/A No. 8 filed with the SEC on July 11, 2013, IEH FM Holdings, LLC, of which Icahn Enterprises Holdings L.P. is the sole member, has sole voting and dispositive power with respect to 121,111,976 shares of common stock. Icahn Enterprises G.P. Inc. is the general partner of Icahn Enterprises Holdings L.P. and Beckton Corp., which is 100% owned by Mr. Icahn, who is the sole stockholder of Icahn Enterprises G.P. Inc. The address for IEH FM Holdings, LLC is White Plains Plaza, 445 Hamilton Avenue—Suite 1210, White Plains, New York 10601.
(4)	Based solely upon information contained in a Schedule 13D filed with the SEC on July 22, 2013, (i) Gabelli Funds, LLC has sole voting and dispositive power with respect to 1,225,523 shares of common stock, (ii) GAMCO Asset Management Inc. has sole voting power with respect to 5,482,946 shares of common stock and sole dispositive power with respect to 5,919,536 shares of common stock, (iii) Teton Advisors has sole voting and dispositive power with respect to 222,621 shares of common stock, (iv) Gabelli Securities Inc. has solve voting and dispositive power with respect to 103,900 shares of common stock, (v) MJG Associates, Inc. has sole voting and dispositive power with respect to 4,000 shares of common stock and (vi) Mario Gabelli has sole voting and dispositive power with respect to 46,133 shares of common stock. The shares reported by these individuals includes an aggregate of 29,298 shares that would be receivable upon the exercise of warrants of the Company held by such individuals. The address for these individuals is One Corporate Center, Rye, New York 10580.
(5)	Mr. Icahn may be deemed to be the indirect beneficial owner of 121,111,976 shares of common stock owned by IEH FM Holdings, LLC. See footnote (3) above.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee oversees Federal-Mogul’s executive compensation programs. As noted previously in this proxy statement, Federal-Mogul is a “controlled company” under applicable NASDAQ rules and is not required to have a Compensation Committee composed solely of independent directors. The current members of the Compensation Committee are Messrs. Cho and Gary both of whom are employees of companies controlled by our Chairman and principal beneficial stockholder, Mr. Carl C. Icahn.

Named Executive Officers

Our named executive officers for 2013 are:

Rainer Jueckstock – Chief Executive Officer, Powertrain Segment

Kevin Freeland – Former Chief Executive Officer, VCS Segment

Rajesh Shah – Senior Vice President and Chief Financial Officer

Markus Wermers – Former Senior Vice President, OE Sales, Engineering, Purchasing and Quality

Brett Pynnonen – Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Scott Pepin – Senior Vice President, Global Human Resources

Michael Broderick – Former Chief Executive Officer, VCS Segment

Alan Haughie – Former Senior Vice President and Chief Financial Officer

Jerome Rouquet – Vice President, Chief Accounting Officer and former Interim Chief Financial Officer

Compensation Philosophy and Objectives

The Company’s management and the Compensation Committee believe that an executive’s total compensation package should attract and retain key leadership to Federal-Mogul and motivate those leaders to perform in the interest of promoting the Company’s sustainable global profitable growth in order to create value and satisfaction for our stockholders, customers, and employees.

The Compensation Committee reviews and approves the compensation of the named executive officers of the Company. This involves a review of all major compensation elements, including: base salary, annual incentive, long-term incentive, and benefits beyond those normally provided to salaried employees. The Company compensates its executive officers with these elements in order to be competitive in its industry and in the global search for management talent. Each of our major compensation elements is summarized below. The elements are intended to retain and recruit senior leadership with global business experience.

Element:	This Element Rewards:	Reason for Paying this Element:	Factors that Determine the Level of this Element:	Relationship Between Elements:
Base Salary	Experience, knowledge, leadership and level of responsibility.	Provides a fixed level of compensation to promote stability and enhance retention.	Experience, performance and internal equity with a premium for global experience.	May be adjusted to reflect global skills and market competitive long-term incentives. Other pay elements, such as annual incentives and automobile allowances, are set as a percentage of base salary.

Element:	This Element Rewards:	Reason for Paying this Element:	Factors that Determine the Level of this Element:	Relationship Between Elements:
Annual Incentives	Achievement of business goals of Operational EBITDA, cash flow before interest and financing, value cash flow, employee safety, quality and service, reduction in Sales, General and Administrative expenses, and Productivity and Restructuring.	Provides financial rewards for the achievement of financial goals and other Company goals that are determined to be critical to the success of the Company.	Experience, performance, job scope and internal equity.	May be adjusted to achieve a balance between annual and long-term incentives.

Long-Term Incentives	Achievement of business goals of operational EBITDA, value cash flow, new business bookings and return on tangible assets.	Provides financial rewards for driving the long-term success of the Company and aligns the interests of our executives with those of our stockholders.	Vary by job scope and internal equity.	May be adjusted to achieve a balance between annual and long-term incentives.

Other Benefits (e.g. tax preparation, automobile allowances)	Retention of senior executive leadership.	Provides competitive total compensation package that is designed to attract and retain high quality members of management.	Job scope and internal equity.	The Company’s compensation philosophy for salaried employees is to provide consistent and competitive benefits packages for individuals with a similar job scope.

Compensation Setting Process

In March 2012, the Board decided to modify the Company’s corporate structure and created two separate operating segments. The powertrain segment (the “Powertrain Segment”) focuses on original equipment products for vehicle, heavy duty and industrial applications. The vehicle component solutions segment (the “VCS Segment”) sells and distributes a broad portfolio of products in the global aftermarket while also servicing original equipment manufacturers with vehicle products including brake, friction, wipers and other vehicle components.

The Chief Executive Officer, each for his respective segment, is involved in the determination of salary levels for the other named executive officers and the review of their compensation elements with the Compensation Committee. In 2013, the Compensation Committee adopted a Management Incentive Plan (“MIP”) for calendar year 2013. The Compensation Committee considered but did not adopt a long-term incentive plan in 2013.

The Compensation Committee receives assistance from the Company’s corporate human resources department and may, from time to time, solicit advice from outside consultants in determining compensation amounts and standards. The consultant may perform general compensation and actuarial consulting for the Company. The Compensation Committee has the authority to select legal, compensation, accounting or other consultants as it deems necessary to advise it.

Compensation Consulting

In 2013, the Company retained Towers Watson to provide general compensation, consulting and pension (including other post-employment benefit) actuarial services. Towers Watson was paid $87,589 for general global employee compensation consulting, and $376,753 for pension and post-employment benefit actuarial services and consulting.

Elements of Compensation

Base Salary

Rainer Jueckstock, who became Chief Executive Officer of the Powertrain Segment on April 1, 2012, had an annualized base salary of $600,000 as of December 31, 2013 which was increased to $800,000 effective as of January 1, 2014. On June 25, 2012, Michael Broderick was hired as Chief Executive Officer of the VCS Segment and his annualized base salary was $475,000. Mr. Broderick resigned on June 7, 2013. Mr. Kevin Freeland became Chief Executive Officer of the VCS Segment on June 17, 2013 and his annualized base salary was $600,000. Mr. Freeland resigned on February 4, 2014. Mr. Daniel Ninivaggi became Chief Executive Officer of the VCS Segment on February 5, 2014. Mr. Ninivaggi’s annualized base salary is $2,548,000. Messrs. Jueckstock and Ninivaggi are Co-Chief Executive Officers who individually report directly to the Board.

Other named executive officer base salaries are set by the Compensation Committee based upon job scope and skill review. Pursuant to Mr. Shah’s offer letter dated December 9, 2013, Mr. Shah’s annual base salary was set at $400,000. In 2013, Mr. Rouquet’s base salary was increased from $315,000 to $322,577. Mr. Haughie’s base salary was increased from $412,000 to $437,000. Mr. Wermers’ base salary was increased from $360,639 to $378,554. Mr. Pynnonen’s base salary was increased from $350,000 to $375,000 and Mr. Pepin’s base salary was increased from $325,000 to $337,019. Effective January 1, 2014, Mr. Pynnonen’s annual base salary was increased from $375,000 to $425,000, Mr. Rouquet’s annual base salary was increased from $322,577 to $332,566, and Mr. Pepin’s annual base salary was increased from $337,019 to $347,625.

When determining base salaries for the named executive officers, the Company and the Compensation Committee look to the degree of experience and talent the executive brings to the Company. As a global original equipment and replacement parts manufacturer and distributor, the Company actively recruits and seeks to hire executives with significant multi-national and multi-lingual expertise.

Annual Incentive Program

In 2013, all of the named executive officers and approximately 1,600 salaried employees globally participated in an annual incentive program called the Management Incentive Plan, or MIP.

The key objective of the MIP was to incentivize management to achieve profitable growth as measured by:

•	Operational EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11- related reorganization expenses, gains or losses on the sales of businesses, the expense associated with U.S.-based funded pension plans, and other post-employment benefit curtailment gains.

•	Value Cash Flow, which is defined as Operational EBITDA less capital spending.

•	Productivity and Restructuring, which is measured by non-volume related cost changes as reported in the Form 10-K.

•	Sales, General and Administrative (“SG&A”), which is measured by level of SG&A reductions outlined in the budget.

•	Employee Safety and Quality, which is defined as: (i) achievement of world class safety standards as measured by incident rates within our facilities; and (ii) achievement of world class quality standards as measured by defects per million parts.

•	Service as measured by delivery performance to our customers.

Long-Term Incentive Awards

Long-term incentive grants to our named executive officers are generally made under the 2010 Stock Incentive Plan (“SIP”), which was approved by the Board on February 22, 2010 and by our stockholders on May 26, 2010. The objective of the SIP is to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of the SIP participants to those of the Company’s stockholders. The SIP provides for the grant of many different types of awards and therefore is intended to provide flexibility to the Company to motivate, attract and retain those who make significant contributions to the Company’s success.

The Company did not grant any long-term incentive awards to our named executive officers in 2013 other than the awards granted to Messrs. Freeland and Shah described below.

Mr. Freeland’s Cash-Settled Economic Value Added Award

Mr. Freeland was hired in June 2013 and, in accordance with his employment contract, he was provided the opportunity to receive a cash payment in 2020 reflecting the economic value added to the VCS Segment from his date of hire until December 31, 2017. Mr. Freeland forfeited this award in its entirety upon his February 4, 2014 resignation from the Company.

Mr. Shah’s Strategic Incentive Program

Mr. Shah was hired in December 2013 as Senior Vice President and Chief Financial Officer. Mr. Shah is eligible to benefit from a Strategic Incentive Program, in lieu of long term incentive plan eligibility, that will be tied directly to the Company’s financial and strategic performance versus established targets for the 2014, 2015 and 2016 calendar years. The total payout for this Strategic Incentive Program is capped at $400,000 and the planned payout would be scheduled for March 2017 but is subject to the following schedule:

•	The payment is equal to $400,000 if (i) Mr. Shah’s employment period is 3 years (or greater), (ii) funding is available and (iii) his performance evaluation is satisfactory.

•	The payment is equal to 2/3rds of $400,000 if (i) Mr. Shah’s employment period is less than 3 years but more than 2 years, (ii) funding is available and (iii) his performance evaluation is satisfactory.

•	The payment is equal to 1/3rd of $400,000 if (i) Mr. Shah’s employment period is less than 2 years but more than 1 year, (ii) funding is available and (iii) his performance evaluation is satisfactory.

•	If employment is terminated prior to 1 year, Mr. Shah would not be eligible for a Strategic Incentive Program payment.

Mr. Broderick’s Cash-Settled Performance Unit Award

Mr. Broderick was hired in June 2012 and, in accordance with his employment contract, he was provided the opportunity to receive a cash payment in 2016 and 2017 reflecting the growth in value of the VCS Segment from his date of hire until December 31, 2015 and December 31, 2016 respectively. Mr. Broderick forfeited this award in its entirety upon his June 7, 2013 resignation from the Company.

2014 Cash-Settled Economic Value Added Awards

On February 24 and March 25, 2014, the Company granted performance-based incentive awards to certain of its named executive officers which provides them the opportunity to receive a cash payment reflecting a percentage of a bonus pool (the “Pool”) established based on a percentage of the economic value added to the Powertrain Segment from January 1, 2014 until December 31, 2015, and from January 1, 2014 until December 31, 2016 as follows: Mr. Jueckstock: 32.75% of the applicable Pool, Mr. Pynnonen: 4.75% of the applicable Pool and Mr. Pepin: 4.75% of the applicable Pool.

Other Benefits

The named executive officers participate in various U.S. and non-U.S. benefit programs as described below.

Retirement Plans

The Company maintains certain retirement benefit plans for all U.S.-based salaried employees, including a defined benefit pension plan, called the Personal Retirement Account (PRA) and a 401(k) plan. The U.S. defined benefit pension plan was frozen to all participants effective December 31, 2012.

In addition, the Company maintains certain retirement benefit plans for all salaried employees in a particular country. The Company also provides the plans listed below to key executive officers to recruit and retain professional and executive talent. In addition, these retirement plans provide income security to long serving executives. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives’ total compensation program. None of the plans described in the table below are U.S. tax-qualified plans.

Retirement Plan	Eligible Participants	Plan Benefit
Personal Retirement Account Supplemental Executive Retirement Plan (“PRA SERP”)	Prior to 2013, this program covered employees who exceeded the U.S.—mandated compensation limit for tax-qualified plans, including Mr. Haughie, Mr. Pynnonen and Mr. Pepin. In accordance with his employment agreement, Mr. Jueckstock did not participate in the PRA SERP.	Annual credits ranged from 1.5% to 9.0% of eligible earnings above the $250,000 government compensation limit for tax-qualified plans, plus interest. Consistent with the freezing of the U.S. defined benefit plan, the PRA SERP was also frozen as of December 31, 2012.

German pension plan	Management non-tariff employees in Germany. Mr. Jueckstock, a native of Germany, participates in a defined benefit schedule under the German Pension Plan; however, annual contributions on his behalf are capped at 100,000 Euros. In accordance with his employment letter, Mr. Rouquet participates in the German pension plan. As an employee of the German holding company, Mr. Wermers participated in the German pension plan.	Contributions are calculated based on annual salary, excluding bonuses. Contributions are a percentage ranging from 0.3% to 0.5% of the base salary below the ceiling of the statutory pension contribution plus 1.2% to 1.5% of the base salary above the ceiling of the statutory pension contribution, per year of service.

Other Benefit Plans and Practices

The named executive officers participate in benefits provided to other salaried employees in their resident countries such as medical, prescription drug and dental coverage, life insurance and disability insurance. Additional programs such as an automobile allowance, tax preparation allowance and added liability insurance are noted following the Summary Compensation Table.

The Company offers a 401(k) plan for U.S.-based employees. Effective January 1, 2013, the 401(k) plan was changed such that participants receive a 100% Company match of the first 3% of the employee’s annual compensation contributed to the 401(k) plan and a 50% Company match on the next 2%; for a maximum total Company match of 4% on the first 5% of the employee’s annual compensation. Effective January 1, 2013, the

Company match is immediately vested for the employee’s benefit. In addition, a defined contribution component was added to the 401(k) under which a contribution is made by the Company that varies by age from 0.5% to 4.5% of an employee’s annual income.

Employment Agreements/Termination/Change in Control Benefits

As described in detail and quantified in the “Potential Payments Upon Termination or Change in Control” section and accompanying narrative, our named executive officers may receive certain benefits upon qualifying terminations from the Company.

On June 6, 2012, Mr. Broderick entered into an employment agreement with the Company to serve as Chief Executive Officer of the VCS Segment of the Company. Mr. Broderick was entitled to receive one year of his base salary upon his termination by the Company without Cause or upon his termination for Good Reason (each as defined in his employment agreement). Mr. Broderick could also have received one year of his target bonus opportunity upon his termination following a specific event constituting Good Reason. If a Change in Control occurred within 18 months of the commencement of his employment agreement term, Mr. Broderick would have been entitled to receive no less than $750,000 under his performance unit award described above. See “Employment Agreement of Mr. Broderick” below for more information.

On May 31, 2013, the Company and Mr. Broderick entered into a separation agreement. The separation agreement superseded the terms of Mr. Broderick’s employment agreement with the Company and provided the terms of his resignation. The separation agreement provided that Mr. Broderick would continue employment until June 7, 2013 and that he would receive separation payments totaling $237,500 and a payment of $6,916 which was equivalent to the Company’s portion of medical insurance premiums.

On May 29, 2013, Mr. Freeland entered into an employment agreement with the Company to serve as Chief Executive Officer of the VCS Segment of the Company. Mr. Freeland was entitled to receive one year of his base salary upon his termination by the Company without Cause or upon his termination for Good Reason (each as defined in his employment agreement). Mr. Freeland would have also received an additional $1,000,000 in the event of his termination following a specific event constituting Good Reason.

On February 4, 2014, Mr. Freeland and the Company entered into a separation agreement. The separation agreement superseded the terms of Mr. Freeland’s employment agreement with the Company and provided the terms of his resignation. Mr. Freeland received $10,000 within 30 days of the date of the separation agreement. The separation agreement provides for an hourly transition fee of $800 per hour for consulting services performed by Mr. Freeland between the date of the agreement and June 1, 2014.

On December 9, 2013, Mr. Shah entered into an offer letter with the Company to serve as Senior Vice President and Chief Financial Officer of the Company. If Mr. Shah is terminated without Cause (as defined in his offer letter) within the first 24 months of his employment term, he would be entitled to receive the lesser of (i) his base salary through the remainder of such 24 month employment term or (ii) 6 months of his base salary. If Mr. Shah is terminated without Cause after the first 24 months of his employment term but before the 36 month anniversary of his initial employment date, he would be entitled to receive 6 months of his base salary.

2013 Advisory Vote on Executive Compensation

The Company reviewed the results of the advisory “say-on-pay” vote, which was held in connection with our 2013 annual meeting. In determining executive compensation for 2014, the Compensation Committee considered the stockholder support that the “say-on-pay” proposal received at our May 22, 2013 annual meeting of stockholders. Because a substantial majority (over 93%) of our stockholders approved our compensation program as described in the 2013 proxy statement, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders and, therefore, we did not implement any changes to our executive compensation program as a direct result of the stockholders’ advisory vote.

Policy Regarding 162(m) Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally limits the tax deductibility of annual compensation paid to senior executives to $1,000,000. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. Though tax deductibility is one of many factors that may be considered by the Compensation Committee when determining executive compensation, Federal-Mogul’s incentive plans are not specifically designed to qualify under Section 162(m). Thus, the Compensation Committee retains the discretion to award compensation that exceeds or does not qualify for the Section 162(m) deductibility limit.

Clawback

In accordance with the SIP, the Compensation Committee reserves the right, in its sole discretion, to cancel or rescind any award under the SIP, or portion thereof, in certain situations, including, but not limited to, a determination by the Compensation Committee that the participant has committed a Breach of Conduct or a Restatement Event (as both terms are defined in the SIP).

Compensation Committee Report

The Compensation Committee of Federal-Mogul has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in Federal-Mogul’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and this proxy statement.

COMPENSATION COMMITTEE

Sung Hwan Cho, Chairman
Hunter Gary

The following table lists the major compensation items for the named executive officers. In accordance with SEC rules, 2011 and 2012 compensation is not presented for Messrs. Freeland, Rouquet, Shah, Wermers, Pynnonen and Pepin and 2011 compensation is not presented for Messrs. Jueckstock and Broderick because these individuals were not named executive officers in those years.

Summary Compensation Table

(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)
NAME AND PRINCIPAL POSITION	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified- Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Rainer Jueckstock Co-Chief Executive Officer, Federal- Mogul and Chief Executive Officer, Powertrain Segment	2013 2012	600,000 544,808	172,134 246,000	—	540,000 —	— —	27,804 25,493	1,339,938 816,301
Kevin Freeland Former Co-Chief Executive Officer, Federal-Mogul and Chief Executive Officer, VCS Segment(5)	2013	311,538	—	—	—	—	74,633	386,171
Rajesh Shah Senior Vice President and Chief Financial Officer	2013	10,769	25,000	—	—	—	431	36,200
Markus Wermers Former Senior Vice President, OE Sales, Engineering, Purchasing and Quality(6)	2013	378,554	—	—	205,000	—	20,535	604,424
Brett Pynnonen Senior Vice President, Chief General Counsel and Secretary	2013	374,039	34,966	—	244,125	—	33,294	686,424
Scott Pepin Senior Vice President, Global Human Resources	2013	337,019	24,966	—	219,713	—	32,211	613,909
Michael Broderick Former Co-Chief Executive Officer, Federal-Mogul and Former Chief Executive Officer, VCS Segment	2013 2012	233,846 237,500	— 210,000	— 2,103,414	— —	— —	276,359 31,161	510,205 2,582,075
Alan Haughie Former Senior Vice President and Chief Financial Officer	2013 2012 2011	318,385 411,769 400,000	— 181,280 —	— — 333,000	— — 265,000	— 87,089 45,218	36,689 21,532 23,115	355,074 701,670 1,066,333
Jerome Rouquet Senior Vice President, Chief Accounting Officer and Former Interim Chief Financial Officer	2013	322,577	—	—	142,067	—	53,111	517,755

(1)	For 2013, Column (g) reflects payout of the 2013 Management Incentive Plan (MIP); while column (d) for Messrs. Jueckstock, Pynnonen and Pepin reflect discretionary payments in lieu of a 2013 long-term incentive plan and a $25,000 signing bonus for Mr. Shah, who joined the Company on December 12, 2013. Mr. Pynnonen’s amount also reflects a CEO discretionary bonus of $10,000 awarded him in 2013. In 2012, due to the segmentation of the business; the Compensation Committee did not adopt a MIP or MIP Uplift or any other formal bonus plan for fiscal year 2012. The Compensation Committee evaluated the 2012 performance of the named executive officers and awarded discretionary bonuses to select named executive officers, which amounts appear in column (d) for 2012, if required to be reported.

(2)	The amounts in Column (f) reflect Mr. Broderick’s performance unit grant and stock appreciation rights (SARs) and represent the aggregate grant date fair value of all such awards granted to the executive as estimated by the Company for financial reporting purposes. See Footnote 18 of the Company’s annual report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)	No amounts are reported in Column (h). Because of higher discount rates in 2013 over 2012, the pension value at the end of 2013 was lower than the value at the end of 2012. Negative values are not shown.

(4)	The amount in column (i) for Mr. Jueckstock reflects the following: an automobile allowance of $24,000; the cost of tax preparation services of $2,000; and $602 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $1,202 for a total of $27,804 in All Other Compensation for 2013.

a.	Mr. Broderick resigned on May 31, 2013. The amount in column (i) for Mr. Broderick reflects the following: contributions to the age-based portion of the defined contribution pension plan of $10,200; an automobile allowance of $8,769; 401(k) plan Company match of $7,650; the cost of tax preparation services of $2,700; and $602 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $1,629, $244,416 in mutually agreed separation compensation, for a total of $31,943 in All Other Compensation for 2013.

b.	The amount in column (i) for Mr. Freeland reflects the following: relocation expenses of $36,207; an automobile allowance of $12,462; contributions to the age-based portion of the defined contribution pension plan of $8,815; 401(k) plan Company match of $6,923; spousal travel of $1,194; and $602 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $8,430, for a total of $74,633 in All Other Compensation for 2013.

c.	The amount in column (i) for Mr. Rouquet reflects the following: relocation expenses of $10,690; an automobile allowance of $12,903; contributions to the age-based portion of the defined contribution pension plan of $10,200; 401(k) plan Company match of $7,650 and $602 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $9,966, for a total of $53,111 in All Other Compensation for 2013.

d.	The amount in column (i) for Mr. Shah reflects an automobile allowance for the month of December 2013 of $431.

e.	Mr. Haughie resigned in September 2013. The amount in column (i) for Mr. Haughie reflects the following: an automobile allowance of $12,735; contributions to the age-based portion of the defined contribution pension plan of $10,200; 401(k) plan Company match of $8,925; tax preparation services of $3,302; and $602 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $925, for a total of $36,689 in All Other Compensation for 2013.

f.	Mr. Wermers is a citizen of Germany. His compensation is denominated in Euros. The Euro value of his salary and benefits was converted to dollars at the rate of 1.37431 which was the average Euro to dollar conversion rate in 2013. The amount in column (i) for Mr. Wermers reflects the following: automobile benefits in accordance with the German car policy of $19,655; and $602 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $278 for a total of $20,535 in All Other Compensation for 2013.

g.	The amount in column (i) for Mr. Pynnonen reflects the following: an automobile allowance of $14,962; contributions to the age-based portion of the defined contribution pension plan of $10,200; 401(k) plan Company match of $6,375; $602 of umbrella liability coverage; and the cost of tax preparation services of $600. The amount in column (i) also reflects tax reimbursement payments of $555, for a total of $33,294 in All Other Compensation for 2013.

h.	The amount in column (i) for Mr. Pepin reflects the following: an automobile allowance of $13,481; contributions to the age-based portion of the defined contribution pension plan of $10,200; 401(k) plan Company match of $7,650; and $602 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $278, for a total of $32,211 in All Other Compensation for 2013.

(5)	Mr. Freeland resigned on February 4, 2014.

(6)	Mr. Wermers’ employment with the Company terminated on March 17, 2014.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
(a)		(b)	(f)	(g)	(h)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Rainer Jueckstock	Annual Incentive Awards	January 1, 2013	$300,000	$600,000	$1,050,000
Kevin Freeland	Performance Unit Award(1)	June 17, 2013	N/A	N/A	20,000,000
	Annual Incentive Awards	January 1, 2013	$300,000	$600,000	$1,050,000
Rajesh Shah(2)	—	—	—	—	—
Markus Wermers	Annual Incentive Awards	January 1, 2013	$131,597	$263,194	$460,590
Brett Pynnonen	Annual Incentive Awards	January 1, 2013	$131,250	$262,500	$459,375
Scott Pepin	Annual Incentive Awards	January 1, 2013	$118,125	$236,250	$413,438
Michael Broderick(3)	Annual Incentive Awards	January 1, 2013	$190,000	$380,000	$665,000
Alan Haughie(3)	Annual Incentive Awards	January 1, 2013	$152,950	305,900	535,325
Jerome Rouquet	Annual Incentive Awards	January 1, 2013	$80,720	$161,440	$282,520

(1)	Mr. Freeland was hired on June 17, 2013 and, in accordance with his employment contract, was provided the opportunity to receive a cash payment in 2018, based on the growth of profit of the VCS Segment from July 1, 2013 to December 31, 2017. The award would have vested on December 31, 2017. In no event would the award have paid out more than $50,000,000, though $20,000,000 is reported in the table above because it is currently the maximum value that may be paid to a single participant under the terms of the SIP. As mentioned previously, Mr. Freeland resigned in February 2014 and, as a result, this award was forfeited.
(2)	Mr. Shah joined the Company in December 2013 and did not participate in the 2013 MIP program.
(3)	Because of their departures, Mr. Broderick and Mr. Haughie were ineligible for a payout with respect to the 2013 MIP program.

Named Executive Officer	2013 MIP Payout	2013 Payout as Percent of Target
Rainer Jueckstock	$540,000	90%
Michael Broderick	N/A	—
Kevin Freeland	N/A	—
Jerome Rouquet	$142,067	93%
Rajesh Shah	N/A	—
Alan Haughie	N/A	—
Markus Wermers	$205,000	75%
Brett Pynnonen	$244,125	93%
Scott Pepin	$219,713	93%

The 2013 MIP was based upon performance period (January 1 to December 31, 2013) and is described below. The amounts set forth in the Estimated Future Payments under Non-Equity Incentive Plan Awards above reflect the values for the MIP. Mr. Wermers is paid in Euros. The amounts above reflect a Euro-U.S. dollar exchange rate as of December 31, 2013 of 1.37431.

Due to their departures, Messrs. Broderick, Freeland and Haughie received no payment under the 2013 MIP.

Mr. Shah, who was hired in December 2013, did not participate in the 2013 MIP program.

Rainer Jueckstock

Objective	Powertrain Operational EBITDA	Value Cash Flow	SG&A Reduction	Worker Safety, Quality, Service	Total
Weighting of Objectives	35%	30%	20%	15%	100%
Achieved in 2013	93%	92%	105%	99%	N/A
Weighted Payout of Objective for 2013	34%	22.2%	21.5%	12.2%	90%

Markus Wermers

Objective	VCS Operational EBITDA	VCS EBIT – Return on Working Assets	Strategic Projects	Worker Safety, Quality, Service	Total
Weighting of Objectives	30%	30%	30%	10%	100%
Achieved in 2013	97%	112%	105%	109%	N/A
Weighted Payout of Objective for 2013	26%	35%	25%	12%	98%

Following significant discussions among members of the Compensation Committee and management, the Compensation Committee elected to reduce the payout level to 96%. The Committee further elected to defer a portion of the payout for VCS MIP participants until the fourth quarter of 2014. This deferred portion is intended to motivate VCS MIP participants to increase efforts to achieve the 2014 strategic projects.

The MIP target incentive award for Mr. Wermers is 70% of his base annual salary. The Company’s performance relative to the goals resulted in a calculated incentive payment for 2013 of 88% of target performance. The VCS Chief Executive Officer exercised his discretion and reduced this payout to 75% of target.

Messrs. Rouquet, Pynnonen and Pepin received payouts that were the average of the calculated Powertrain and VCS payout before adjustments were made to the VCS payout. This resulted in a payout of 93% of target.

The following table sets forth information concerning outstanding equity awards held by the named executive officers.

2013 Outstanding Equity Awards at Fiscal Year End

OPTION AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable(1)	Option/SAR Exercise Price ($)		Option/SAR Expiration Date
Rainer Jueckstock	02/27/2012 02/22/2011	0 28,694	14,865 9,565	$ $	17.64 21.03	02/27/2017 02/22/2016
Kevin Freeland (2)	N/A	N/A	N/A		N/A	N/A
Rajesh Shah (2)	N/A	N/A	N/A		N/A	N/A
Markus Wermers	02/27/2012 02/22/2011	10,678 21,284	10,677 7,095	$ $	17.64 21.03	02/27/2017 02/22/2016
Brett Pynnonen	02/27/2012 02/22/2011	0 4,541	9,326 1,513	$ $	17.64 21.03	02/27/2017 02/22/2016
Scott Pepin	02/22/2011	2,578	1,291		$21.03	02/22/2016
Michael Broderick (2)	N/A	N/A	N/A		N/A	N/A
Alan Haughie (2)	N/A	N/A	N/A		N/A	N/A
Jerome Rouquet	02/27/2012 02/22/2011	0 3,758	2,650 1,253	$ $	17.64 21.03	02/27/2017 02/22/2016

(1)	The SARs granted in 2011 vest in four equal installments. The first, second, third and fourth installments vested on February 22, 2011, February 22, 2012, February 22, 2013, and February 22, 2014, respectively. The SARs granted in 2012 vest in four equal installments. The first, second and third installment vested on February 27, 2012, February 27, 2013, and February 27, 2014, respectively, and the remaining installment will vest on February 27, 2015.
(2)	Mr. Broderick, Mr. Freeland and Mr. Shah did not receive stock appreciation rights (SARs). Mr. Haughie resigned from the Company in September 2013 and forfeited his SARs.

Option Exercises and Stock Vested

Name (a)	Number of SARs Exercised (b)	Value Realized on Exercise (c)
Rainer Jueckstock	25,906	$87,422
Kevin Freeland	—	—
Rajesh Shah	—	—
Markus Wermers	—	—
Brett Pynnonen	9,961	$31,881
Scott Pepin	1,003	$3,661
Michael Broderick	—	—
Alan Haughie	23,284	$75,562
Jerome Rouquet	3,926	$13,057

Pension Benefits

The following table outlines the pension programs in which the named executive officers participate. Some cover all salaried employees of the location or country in which they are based and some programs involve additional benefits intended to retain executive talent.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Rainer Jueckstock(2)	German Pension Plan	13	$1,290,834	—
Kevin Freeland	N/A	—	—	—
Rajesh Shah(3)	N/A	—	—	—
Markus Wermers	German Pension Plan	12	$944,070	—
Pynnonen, Brett(4)	Personal Retirement Account	5	$50,222	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	5	$17,698	—
Pepin, Scott(4)	Personal Retirement Account	18	$166,648	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	18	$37,105	—
Michael Broderick(5)	N/A	—	—	—
Alan Haughie(4)	Personal Retirement Account	19	$155,374	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)
Jerome Rouquet	German Pension Plan	12	$619,755	—

(1)	The present value of accumulated benefits was determined using the discount rate, mortality assumptions, interest crediting rate, and December 31, 2013 measurement date used by the Company for financial reporting purposes in Footnote 13 of Item 8 of the Company’s annual report on Form 10-K for the year ended December 31, 2013. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit. The pension benefits for Messrs. Jueckstock, Rouquet and Wermers are denominated in Euros. The present value of these accumulated benefits reflects a Euro-U.S. Dollar exchange rate of 1.37431, which was the rate in effect as of December 31, 2013.
(2)	Mr. Jueckstock, a native of Germany, participates in a defined benefit schedule of the German pension plan. The plan contributions are calculated based on annual salary, excluding bonuses. Contributions are a percentage ranging from 0.3% to 0.5% of the base salary below the ceiling of the statutory pension contribution plus 1.2% to 1.5% of the base salary above the ceiling of the statutory pension contribution, per year of service. Contributions on behalf of Mr. Jueckstock are limited by his employment agreement to not more than 100,000 Euros per year.
(3)	Mr. Shah was hired in 2013 after the pension plan was frozen. Therefore he has no benefit.
(4)	Mr. Haughie, Mr. Pynnonen and Mr. Pepin have accrued benefits under the plan but earn no benefit credits after December 31, 2012. Mr. Haughie forfeited his SERP account when he resigned from the Company in September 2013. Since the SERP is frozen, Mr. Pynnonen’s and Mr. Pepin’s accounts received no service credit in 2013.
(5)	The PRA has a provision requiring employees to wait one year before accruing pension benefits under the plan. Mr. Broderick started employment with Federal-Mogul on June 25, 2012 and the PRA was frozen on December 31, 2012. As a result, Mr. Broderick has no accrued benefits under either the PRA or the PRA SERP, which was also frozen on December 31, 2012.

Potential Payments Upon Termination or Change in Control

Employment Agreement of Mr. Jueckstock

Mr. Jueckstock was appointed Chief Executive Officer, Powertrain Segment effective April 1, 2012. The Company entered into an employment agreement with Mr. Jueckstock. The employment agreement provides for (i) an annual base salary of $600,000, (ii) a bonus opportunity of 100% of his base salary under the Company’s MIP, and (iii) the term of the employment agreement is April 1, 2012 through March 31, 2016. If, prior to March 31, 2016, Mr. Jueckstock is terminated by the Company without “cause” or by Mr. Jueckstock for “good reason” (each as defined below), Mr. Jueckstock is entitled to one year’s base salary plus his target bonus under the Company’s MIP for the year in which termination occurs. The Company has also agreed to continue to make contributions to the German pension plan for the benefit of Mr. Jueckstock in an amount not to exceed 100,000 Euros per year. Mr. Jueckstock has also agreed to a non-competition provision for a period that ends one year from the last day of his employment. The non-competition provision may be extended by the Company for an additional one-year period under the conditions set forth in the employment agreement and subject to providing Mr. Jueckstock an additional one year’s base salary during such extension.

The employment agreement supersedes all prior agreements between Mr. Jueckstock and the Company (other than the Company’s German pension plan).

Under Mr. Jueckstock’s employment agreement, “cause” means:

•	conviction of any crime (other than traffic violations and similar minor infractions of law);

•	failure to follow, in any material respect, the lawful directions given by the Company or its subsidiaries or the policies or procedures adopted by the Board from time to time;

•	failure to come to work on a full-time basis, other than on holidays, vacation days, sick days or other days off under the Company’s business policies;

•	impairment due to alcoholism, drug addiction or similar matters; and

•	a material breach of the employment agreement, including, without limitation, any breach of the covenants related to confidential information and competitive services set forth in the employment agreement.

Under Mr. Jueckstock’s employment agreement, “good reason” means:

•	the failure of the Company to make any payment expressly required to be made under the terms of the employment agreement, if such failure continues for 15 business days following written notice detailing the amount and circumstances of such failure given personally by hand by Mr. Jueckstock to the Chairman of the Board; and

•	a change in title or position resulting in Mr. Jueckstock no longer reporting to the Company’s Board.

Employment Agreement of Mr. Broderick

Mr. Broderick was appointed Chief Executive Officer, VCS Segment effective June 25, 2012 and entered into an employment agreement with the Company. As previously discussed, this agreement terminated upon his resignation from the Company on May 31, 2013 and was superseded by his separation agreement described below.

Employment Agreement of Mr. Freeland

In connection with Mr. Freeland’s appointment as Co-Chief Executive Officer and Chief Executive Officer, Vehicle Components Segment, the Company entered into an employment agreement with Mr. Freeland. As previously discussed, this agreement terminated upon his resignation from the Company on February 4, 2014 and was superseded by his separation agreement noted below.

Severance Arrangement for Mr. Jueckstock

If, prior to March 31, 2016, Mr. Jueckstock is terminated by the Company without “cause” or by Mr. Jueckstock for “good reason” (each as defined above), Mr. Jueckstock is entitled to one year’s base salary plus his target bonus under the Company’s MIP for the year in which termination occurs. The Company has also agreed to continue to make contributions to the German pension plan for the benefit of Mr. Jueckstock in an amount not to exceed 100,000 Euros per year. Mr. Jueckstock has also agreed to a non-competition provision for a period that ends one year from the last day of his employment, which non-competition provision may be extended by the Company for an additional one-year period under the conditions set forth in the employment agreement and subject to providing Mr. Jueckstock an additional one year’s base salary during such extension.

Offer Letter of Mr. Shah

On December 9, 2013, Mr. Shah entered into an offer letter with the Company to serve as Senior Vice President and Chief Financial Officer of the Company. The offer letter provides for (i) an annual base salary of $400,000, (ii) a target bonus opportunity of 70% of his base salary under the Company’s MIP (with a minimum bonus of $125,000 with respect to fiscal year 2014), (iii) participation in the Company’s Strategic Incentive Program, as described above in “Mr. Shah’s Strategic Incentive Program,” (iv) a sign-on bonus of $25,000, (v) tax preparation reimbursement payments of up to $3,200 per year and (vi) a 24 month employment term, which may be extended for an additional 12 months upon written mutual agreement of the parties. If Mr. Shah is terminated without Cause (as defined in his offer letter) within the first 24 months of his employment term, he would be entitled to receive the lesser of (i) his base salary through the remainder of such 24 month employment term or (ii) 6 months of his base salary. If Mr. Shah is terminated without Cause after the first 24 months of his employment term but before the 36 month anniversary of his initial employment date, he would be entitled to receive 6 months of his base salary.

Other Severance Arrangements

Mr. Pynnonen’s terms of employment provide that, in the event of his termination without cause, he will receive the equivalent of twelve months of his base salary.

Mr. Pepin’s terms of employment provide that, in the event of his termination without cause, he will receive the equivalent of six months of his base salary.

Separation Agreement for Mr. Broderick

On May 31, 2013, the Company and Mr. Broderick entered into a separation agreement. The separation agreement superseded the terms of Mr. Broderick’s employment agreement with the Company and provided the terms of his resignation. The separation agreement provided that Mr. Broderick would continue employment until June 7, 2013 and that he would receive separation payments totaling $237,500 and a payment of $6,916 which was equivalent to six months of the Company’s portion of medical insurance premiums. The separation agreement contains non-competition and non-solicitation provisions that lasted for six months following his termination of employment.

Severance Provisions for Mr. Freeland

Separation Agreement

On February 4, 2014, Mr. Freeland and the Company entered into a separation agreement. The separation agreement superseded the terms of Mr. Freeland’s employment agreement with the Company and provided the terms of his resignation. Mr. Freeland received $10,000 within 30 days of the date of the separation agreement. The separation agreement provides for an hourly transition fee of $800 per hour for consulting services performed by Mr. Freeland between the date of the agreement and June 1, 2014. The separation agreement contains non-competition and non-solicitation provisions that last for twelve months following his resignation.

Employment Agreement

Prior to his resignation, Mr. Freeland’s severance provisions were governed by the terms of his employment agreement. If, prior to March 31, 2018, Mr. Freeland would have been terminated by the Company under the terms of his employment agreement without “cause” or by Mr. Freeland for “good reason” (as each of those terms is defined in his agreement), Mr. Freeland would have been entitled to a lump sum payment equal to the lesser of (i) one year’s base salary or (ii) base salary for the remainder of the term of the agreement. In addition, upon a termination for “good reason” due solely to the Company’s failure to obtain stockholder approval on or before the 2014 Annual Meeting of Stockholders of an amendment to the SIP to accommodate the full potential value of the EVA Award, Mr. Freeland would have been eligible to receive an additional lump sum payment of $1,000,000.

Other Change in Control Arrangements

As of December 31, 2013, our named executive officers were not entitled to receive any payments or benefits immediately upon a change in control, aside from potential payments previously due to Mr. Freeland under the EVA Award prior to his resignation on February 4, 2014.

The following table summarizes the value of potential payments and benefits under various termination circumstances assuming for each of the named executive officers a termination date of December 31, 2013.

Name	Value if Involuntarily Terminated Without Cause	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change in Control	Actual Severance Received Upon 2013 Resignation
Rainer Jueckstock(1)	$1,200,000	$1,200,000	—	$1,200,000	N/A
Kevin Freeland(2)	$600,000	$1,600,000	—	$600,000	N/A
Rajesh Shah	$200,000	—	—	$200,000	N/A
Markus Wermers(3)	$450,430	—	—	$450,430	N/A
Brett Pynnonen	$375,000	—	—	$375,000	N/A
Scott Pepin	$168,750	—	—	$168,750	N/A
Michael Broderick(4)	N/A	N/A	N/A	N/A	$244,416
Alan Haughie(5)	N/A	N/A	N/A	N/A	—
Jerome Rouquet	$322,880	—		$322,880	N/A

(1)	Please refer to the discussion preceding this table for a description of the payments Mr. Jueckstock would receive upon termination.
(2)	In accordance with SEC rules, we are presenting potential severance amounts which would have been owed to Mr. Freeland upon an assumed December 31, 2013 termination date. Please refer to the discussion preceding this table for a description of the payments Mr. Freeland actually received upon his resignation from the Company on February 4, 2014.
(3)	Mr. Wermers’ employment with the Company terminated on March 17, 2014.
(4)	Please refer to the discussion preceding this table for a description of the payments Mr. Broderick received upon his resignation from the Company on May 31, 2013.
(5)	Mr. Haughie voluntarily resigned from the Company in September 2013 and did not receive any severance payments or benefits upon his resignation.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the audit of the 2013 financial statements, the Company entered into an engagement agreement with Grant Thornton LLP (“Grant Thornton”) which sets forth the terms by which Grant Thornton will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures. We have been advised that a representative of Grant Thornton will be present at the Annual Meeting via phone and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

In addition to retaining Grant Thornton to audit our consolidated financial statements for 2013, the Company retained Grant Thornton, as well as other accounting firms, to provide tax and other advisory services in 2013. We understand the need for Grant Thornton to maintain objectivity and independence in its audit of our financial statements.

The following table sets forth fees billed for professional audit services and other services in the following categories and amounts by Grant Thornton for the fiscal years December 31, 2013 and December 31, 2012:

	Year Ended December 31
	2013	2012
	(Millions of Dollars)
Audit fees (1)	$4.00	$3.70
Audit-related fees (2)	$0.56	$0.02
Tax fees (3)	$0.18	$0.06

Total	$4.74	$3.78

The amounts shown above include payment of out-of-pocket expenses incurred by Grant Thornton.

(1)	Audit fees: Services under this caption include consolidated financial statement audit fees, internal control over financial reporting audit fees, domestic subsidiary financial statement audit fees and international statutory audit fees.
(2)	Audit-related fees: Services under this caption include accounting advisory, acquisition due diligence and employee benefit plan audits.
(3)	Tax fees: Services under this caption include statutory compliance, expatriate compliance and tax advisory services.

All of the audit, audit-related, tax and other services performed by Grant Thornton were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.

Audit Committee’s Pre-Approval Policies and Procedures

The Company’s independent accountants are directly accountable to the Audit Committee pursuant to its charter. Accordingly, the Audit Committee’s responsibilities include pre-approving the services of the independent accountant. The Audit Committee’s policy is to review and pre-approve all audit and permissible non-audit services, as deemed appropriate. Audit Committee pre-approval is granted based upon the nature of the service and the related cost to provide such service. Pre-approval for services is generally not extended for periods in excess of one year. In assessing pre-approval requests, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountant may provide a higher quality or more efficient service based upon its understanding and familiarity with the Company’s business; and whether performing the service would enhance the independent accountant’s audit quality. The Audit Committee chairman may individually pre-approve such services between scheduled meetings of the Audit Committee up to a threshold of $200,000, provided that the full Audit Committee reviews and approves the service at the next scheduled meeting. Full Audit Committee pre-approval is required for proposed services in excess of $200,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Based on a review of the questionnaires that our directors and executive officers completed, and a review of our internal records on any related person that was identified in such questionnaires, we have determined that there are no related party transactions in excess of $120,000, since the beginning of 2013 or currently proposed, involving the Company, other than as follows:

•	Mr. Laisure, a current member of the Board, is the Chief Executive Officer of Fluid Routing Solutions, Inc. (“Fluid Routing”). Fluid Routing is one of the Company’s automotive customers. In 2013, Fluid Routing purchased approximately $580,816 worth of products from the Company.

•	A Chapter 7 bankruptcy preference claim in the amount of $214,104.72 was filed against the Company by Alfred T. Guiliano, Chapter 7 Trustee of Carolina Fluid Handling Intermediate Holding Corp. (f/k/a Fluid Routing). Mr. Laisure, a current member of the Board, is Chief Executive Officer of Fluid Routing.

•	Insight Portfolio Group LLC (formerly known as Icahn Sourcing LLC) (“Insight”) is an entity formed and controlled by Carl C. Icahn, the Chairman of the Company’s Board, in order to leverage the potential buying power of a group of entities with which Mr. Icahn either owns or otherwise has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property. The Company is a member of the buying group and, as such, is afforded the opportunity to purchase goods, services and property from vendors with whom Insight has negotiated rates and terms. Insight does not guarantee that the Company will purchase any goods, services or property from any such vendors, and the Company is under no obligation to do so. The Company does not pay Insight any fees or other amounts with respect to the buying group arrangement and Insight neither sells to nor buys from any member of the buying group. The Company has purchased a variety of goods and services as a member of the buying group at prices and on terms that it believes are more favorable than those which would be achieved on a stand-alone basis.

•	XO Communications is one of the Company’s suppliers. In 2013, the Company purchased $194,817.82 of services from XO Communications.

•	Janis N. Acosta, the wife of Mr. Ninivaggi, our Co-Chief Executive Officer and Chief Executive Officer of the Vehicle Components Solutions Segment and director, serves as the Executive Vice President, General Counsel and Corporate Secretary of International Automotive Components Group (“IAC Group”). In 2013, the Company sold $15,663,486 in products to IAC Group. These transactions with IAC Group were made in the ordinary course of the Company’s business and in accordance with its normal procedures for sales of its products to customers on an arms-length basis.

Although the Company does not currently have a formalized policy specifically regarding the review, approval or ratification of transactions with related persons in excess of $120,000 as defined under Item 404(a) of Regulation S-K, the Federal-Mogul Integrity Program (available at www.federalmogul.com) prohibits our directors, officers, employees and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest, as well as approval of the acceptance of any position as an officer or director of outside business concerns. In addition, each director is required to disclose to the Board any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Board for approval. If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion and not vote on the matter.

OTHER MATTERS

Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than January 30, 2015. These proposals must also meet the other requirements of the rules of the SEC.

Stockholders who wish to make a proposal at the Company’s 2015 annual meeting — other than one that will be included in the Company’s proxy materials — should notify the Company no earlier than March 11, 2015 and no later than April 10, 2015. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the Annual Meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the Annual Meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Stockholders may make recommendations to the Board of candidates for its consideration as nominees for director at the Company’s 2015 annual meeting of stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the Board, c/o Secretary, Federal-Mogul Holdings Corporation, 26555 Northwestern Highway,

Southfield, Michigan 48033. Notice of such recommendations should be submitted in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information and conform to certain requirements set forth in the Company’s bylaws. The Board may refuse to acknowledge the nomination of any person not made in compliance with these procedures or in the Company’s bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our common stock to file initial reports of their ownership and changes in ownership of our common stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports timely complied with the applicable filing requirements during 2013.

Other Business

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the meeting, we will promptly furnish, without charge, a copy of the annual report on Form 10-K for 2013 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on May 13, 2014, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Federal-Mogul Holdings Corporation, Attention: Brett D. Pynnonen, 26555 Northwestern Highway, Southfield, Michigan 48033.

By Order of the Board of Directors

Brett D. Pynnonen
Senior Vice President, General Counsel and Corporate Secretary

FEDERAL-MOGUL HOLDINGS CORPORATION 26555 NORTHWESTERN HIGHWAY SOUTHFIELD, MI 48033

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M75575-TBD KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FEDERAL-MOGUL HOLDINGS CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees in proposal 1:
1. Election of Directors				☐	☐	☐
Nominees:
01)	Carl C. Icahn	06)	Rainer Jueckstock
02)	Sung Hwan Cho	07)	J. Michael Laisure
03)	Thomas W. Elward	08)	Daniel A. Ninivaggi
04)	George Feldenkreis	09)	Neil S. Subin
05)	Hunter C. Gary

The Board of Directors recommends you vote “FOR” the following proposal:								For	Against	Abstain

2. The approval, on an advisory basis, of the compensation of our named executive officers.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M75576-TBD

FEDERAL-MOGUL HOLDINGS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS

July 9, 2014 at 10:00 a.m.

The stockholder(s) hereby appoint(s) Brett D. Pynnonen and Rajesh K. Shah, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FEDERAL-MOGUL HOLDINGS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., EDT on July 9, 2014, at the offices of Federal-Mogul Holdings Corporation, 26555 Northwestern Highway, Southfield, MI 48033.

The shares of common stock held in the account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR all of the nominees listed in proposal 1, FOR proposal 2, and in the discretion of the proxyholders on any other matter that properly comes before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side